Exhibit 99.1

SAKS INCORPORATED ANNOUNCES FOURTH QUARTER AND

YEAR-END RESULTS

— Company provides outlook for fiscal 2005 —

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (March 4, 2005)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and fiscal year ended January 29, 2005.

The Company operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of the Company’s department stores under the Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates and Club Libby Lu specialty stores. SFAE is comprised of Saks Fifth Avenue luxury department stores, Saks Off 5th outlet stores, and saks.com.

Current and prior period amounts cited in this press release have been adjusted for the estimated impact of the expected restatement of the Company’s financial statements attributable to improper collections of vendor markdown allowances and operating lease accounting errors. Please refer to the Company’s press release dated March 3, 2005 for further details.

Overview of Results

Saks Incorporated recorded net income of $94.8 million, or $.67 per share, for the fourth quarter ended January 29, 2005, compared to net income of $80.6 million, or $.56 per share, last year. The current year fourth quarter included a net gain of $0.3 million (net of taxes), or $.00 per share, related to a $5.5 million tax credit, offset by net charges of $5.2 million primarily related to previously announced store closings. Prior year charges totaled $18.3 million (net of taxes), or ($.13) per share.

For the year ended January 29, 2005, the Company recorded net income of $60.9 million, or $.42 per share, compared to net income of $80.0 million, or $.56 per share, last year. The current year included net charges of $22.8 million (net of taxes), or ($.16) per share, primarily related to store closings (principally at SFAE), partially offset by a tax credit. The prior year included net charges of $6.7 million, or ($.05) per share.

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Operating income (loss) by segment (in millions) was as follows:

	Quarter Ended		Year Ended
	Jan. 29, 2005	Jan. 31, 2004	Jan. 29, 2005	Jan. 31, 2004
SDSG	$124.6	$124.4	$157.8	$180.0
SFAE	63.4	69.1	125.0	104.7
Items not allocated	(19.6)	(27.2)	(87.8)	(61.7)

Total	$168.4	$166.3	$195.0	$223.0

Items not allocated to the business segments are comprised of the cost of services performed on behalf of the entire company and those items not considered by corporate management in assessing segment operating performance, such as impairments, gains or losses on long-lived assets, store closing charges, and certain severance costs.

Fourth Quarter Performance

On a consolidated basis, fourth quarter revenues increased 4.9%. Comparable store sales grew 4.0%. Selling, general, and administrative expense leverage improved by 30 basis points, while the gross margin rate declined by 120 basis points.

SDSG’s fourth quarter operating income was flat with last year’s performance. Comparable store sales growth of 1.1% and SG&A expense leverage was offset by below-plan gross margin performance.

SFAE’s fourth quarter operating income declined approximately $6 million, or 8%, over the prior year. While comparable store sales increased 8.4% for the period, excess clearance-related markdowns led to a decline in gross margin rate, which, coupled with continued investments in key strategic store and marketing initiatives, led to below-plan financial results.

Full Year Performance

On a consolidated basis, total sales grew 6.3% in 2004. Comparable store sales increased 5.3%. The consolidated gross margin rate was essentially flat with the prior year. The year-over-year decline in net income primarily related to charges associated with store closings and the investment in certain strategic initiatives.

SDSG’s operating income for 2004 declined by 12% to $157.8 million from $180.0 million in the prior year. Comparable store sales grew 1.6%, and the gross margin rate was relatively flat year-over-year. This performance was more than offset by a modest deterioration in SG&A expense leverage, partially related to investments in supply chain management initiatives.

SFAE’s operating income for 2004 increased 19% to $125.0 million from $104.7 million last year. Comparable store sales increased 10.8%, and gross margins improved slightly. SG&A expenses climbed principally as a result of the investments in key strategic initiatives and certain costs related to organizational changes.

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, summarized, “SDSG achieved a 1.6% comparable store sales increase in a very competitive retail sector in 2004. SDSG generated increased store traffic and continued to deliver quality customer shopping experiences throughout its operations. The profitability of the SDSG business was negatively

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affected by execution issues in merchandise management and private brand operations during the first part of the year. As we ended 2004, the management focus in this business and the quality of execution were much improved.

“The comparable store sales increase and the effective real estate rationalization strategies that have been executed at SDSG over the past several years have created an increasingly productive store base.”

Martin continued, “SFAE grew operating income for the year in spite of absorbing incremental expenses associated with strategic investments in the business and certain organizational changes. Inventory management during the year was a disappointment as we expected a more meaningful gross margin improvement in this business. However, we believe that 2004 was a year of great progress at Saks Fifth Avenue and that we have established a solid foundation for future growth in this business.

“Saks Fifth Avenue’s comparable store growth and aggressive real estate rationalization, which began in prior years and intensified in 2004, should continue to increase SFA’s sales productivity.”

Other Comments

Inventories at January 29, 2005 totaled $1.53 billion, a 5.6% increase over the prior year end. Comparable store inventories increased approximately 2% over last year.

During the quarter, the Company had no common stock repurchases. For the year, the Company purchased 6.2 million shares for a total cash outlay of approximately $79 million. There are approximately 15.7 million shares of remaining availability under the Company’s repurchase authorization.

The Company ended the fiscal year with approximately $257 million of cash on hand and no principal borrowings on its $800 million revolving credit facility. For the year, the Company retired $143 million of senior notes at maturity and issued $230 million of convertible debt in March 2004.

Outlook for 2005

Management believes that the following assumptions are reasonable for 2005:

•	Low single digit comparable store sales growth at SDSG and mid-single digit comparable store sales growth at SFAE.

•	Modest improvement in the gross margin rate primarily driven by improved inventory control and systems investments.

•	Modest year-over-year SG&A leverage.

•	Capital spending of approximately $250 million to $300 million.

•	Interest expense modestly lower than 2004, resulting from lower anticipated debt levels.

•	Depreciation and amortization increasing modestly over 2004 expense, primarily related to the capital investments made in 2004.

•	An effective tax rate of approximately 38.0%.

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Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the fourth quarter ended January 29, 2005 compared to last year’s fourth quarter ended January 31, 2004 were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$1,225	$1,204	1.7%	1.1%
SFAE	840	765	9.8%	8.4%

Total	$2,065	$1,969	4.9%	4.0%

Total sales (in millions) for the fiscal year ended January 29, 2005 compared to the fiscal year ended January 31, 2004 were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$3,700	$3,620	2.2%	1.6%
SFAE	2,737	2,435	12.4%	10.8%

Total	$6,437	$6,055	6.3%	5.3%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Fiscal Year Ended
	Jan. 29, 2005	Jan. 31, 2004	Jan. 29, 2005	Jan. 31, 2004
SDSG leased commissions	$7.6	$8.0	$19.1	$19.9
SFAE leased commissions	9.9	10.1	27.9	26.0

Total leased commissions	$17.5	$18.1	$47.0	$45.9

Store News

During 2004, the Company opened five new stores, strengthening its position in certain core markets and entering into key new markets. In addition, the Company closed 14 underperforming stores in order to better allocate resources to its most productive units. A recap of store activity for the year ended January 29, 2005 follows:

Nameplate	Location	Approx. Sq. Footage	Date
Opened:
SDSG:
Younkers	Des Moines, IA	160,000 SF	August 2004
Proffitt’s	Birmingham, AL	263,000 SF	October 2004

Subtotal		423,000 SF

SFAE:
Saks Fifth Avenue	Raleigh, NC	83,000 SF	September 2004
Saks Fifth Avenue	Plano, TX	120,000 SF	September 2004
Off 5th	Destin, FL	30,000 SF	May 2004

Subtotal		233,000 SF

Total opened		656,000 SF

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Closed:
SDSG:
Herberger’s	Minneapolis, MN	43,000 SF	March 2004
Proffitt’s	Greenville, SC	120,000 SF	June 2004
Younkers	Green Bay, WI	225,000 SF	July 2004
McRae’s	Jackson, MS	64,000 SF	January 2005
Younkers	Omaha, NE	190,000 SF	January 2005
Parisian	Birmingham, AL	130,000 SF	January 2005

Subtotal		772,000 SF

SFAE:
Saks Fifth Avenue	Minneapolis, MN	84,000 SF	January 2005
Saks Fifth Avenue	Carmel, CA	48,000 SF	January 2005
Saks Fifth Avenue	Garden City, NY	106,000 SF	January 2005
Saks Fifth Avenue	Pasadena, CA	39,000 SF	January 2005
Saks Fifth Avenue	La Jolla, CA	47,000 SF	January 2005
Off 5th	Worcester, MA	29,000 SF	October 2005
Off 5th	Nashville, TN	25,000 SF	January 2005
Off 5th	Grove City, PA	20,000 SF	January 2005

Subtotal		398,000 SF

Total closed		1,170,000 SF

Net reduction in SF in 2004		514,000 SF

The Company has announced plans to open one new 124,000 square foot Parisian store in 2005, located in Collierville, Tennessee (metropolitan Memphis). The Company has preliminary plans to renovate several Saks Fifth Avenue stores in 2005 which may include Atlanta, Phoenix, Bala Cynwyd, Greenwich, and Boca Raton. The Company has announced its intentions to close the following stores in 2005 and beyond:

Nameplate	Location	Approx. Sq. Footage	Date
SDSG:
Proffitt’s	Greenville, NC	90,000 SF	Closed February 2005
Proffitt’s	Rocky Mount, NC	80,000 SF	Closed February 2005
Proffitt’s	Kinston, NC	50,000 SF	Closed February 2005
Proffitt’s	Goldsboro, NC	55,000 SF	Closed February 2005
Younkers	Iowa City, IA	60,000 SF	Closed February 2005
Parisian	Birmingham, AL	130,000 SF	To close March 2005

Subtotal		465,000 SF

SFAE:
Saks Fifth Avenue	Kansas City, KS	75,000 SF	Closed February 2005
Saks Fifth Avenue	Forth Worth, TX	100,000 SF	TBA
Saks Fifth Avenue	Mission Viejo, CA	100,000 SF	TBA
Saks Fifth Avenue	Palos Verdes, CA	47,000 SF	TBA

Subtotal		322,000 SF

Total to be closed in 2005 and beyond		787,000 SF

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Company Information

At year end, Saks operated 238 SDSG stores with 26.0 million square feet, 58 Saks Fifth Avenue stores with 6.3 million square feet, and 52 Off 5th units with 1.5 million square feet. The Company also operated 38 mall-based Club Libby Lu stores.

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Friday, March 4, 2005 to discuss fourth quarter and year-end results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 3308863).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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